Exhibit 99.1

Gaia Reports Third Quarter 2020 Results

Revenues up 28%, Achieves Positive Earnings and Cash Flow

BOULDER, CO, November 9, 2020 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights vs. Same Year-Ago Quarter

▪	28% increase in revenues
▪	Generated positive earnings and cash flow
▪	Reduced outstanding debt to $4.0 million from $17.0 million

“The results for the third quarter reflect the attainment of our goal to generate positive earnings and cash flows while sustaining a revenue growth rate above 20%,” said Paul Tarell, Gaia’s CFO. “We have reached the inflection point for the business after six quarters of disciplined execution and expect to continue to generate positive earnings and cash flows while driving top line growth.”

Third Quarter 2020 Financial Results

Revenues in the third quarter increased 28% to $17.5 million from $13.7 million in the year-ago quarter. This was primarily due to growth in members and an increase in average revenue per member. Paying members increased to 697,300 as of September 30, 2020 with net member additions for the quarter of 33,900.

Gross profit in the third quarter increased 29% to $15.3 million compared to $11.9 million in the year-ago quarter. Gross margin increased to 87.1% versus 86.8% in the year-ago quarter.

Total operating expenses in the third quarter decreased 6% to $14.9 million from $15.8 million in the year-ago quarter, which improved operating expenses to 85% of revenues from 115% of revenues in the year-ago quarter. This reduction is due to continued efficiency improvements in fixed operating expenses and reducing customer acquisition costs as a percentage of revenue to 41% from 49% in the year-ago quarter.

Net income in the third quarter was $6.3 million or $0.33 per share and included a $6.1 million gain on the sale of a portion of Gaia’s corporate campus as announced on September 9, 2020. Excluding this gain, net income was $0.2 million or $0.01 per share, which improved significantly from a loss of $4.1 million or $(0.23) per share in the year ago quarter.

EBITDA improved significantly to $3.4 million compared to $(1.4) million in the year-ago quarter and increased $2.6 million sequentially.

Gaia generated cash from operations of $7.2 million in the first nine months of 2020 compared to cash used of $5.9 million in the comparable year-ago period, an improvement of $13.1 million.

The transition to cash generation during the quarter was completed as expected, with an overall increase in Gaia’s cash balance of $0.3 million compared to a decrease of $5.8 million in the year ago quarter.

As of September 30, 2020, Gaia had $8.7 million in cash and reduced its outstanding debt to $4.0 million from $17.0 million.

Conference Call

The company will hold a conference call today at 4:30 p.m. Eastern time to discuss its third quarter 2020 results.

Date: Monday, November 9, 2020

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-866-548-4713

International dial-in number: 1-323-794-2093

Conference ID: 2739010

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com. A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 23, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 2739010

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 85% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives we undertake, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues, net	$17,537	$13,660	$48,201	$39,291
Cost of revenues	2,264	1,801	6,248	5,186
Gross profit	15,273	11,859	41,953	34,105
Expenses:
Selling and operating	13,479	14,319	42,354	44,214
Corporate, general and administration	1,426	1,440	4,716	4,526
Total operating expenses	14,905	15,759	47,070	48,740
Income (loss) from operations	368	(3,900)	(5,117)	(14,635)
Interest and other income (expense), net	5,946	(241)	5,395	(400)
Income (loss) before income taxes	6,314	(4,141)	278	(15,035)
Provision for income taxes	—	3	69	45
Income (loss) from continuing operations	6,314	(4,144)	209	(15,080)
Income (loss) from discontinued operations	—	—	—	(258)
Net income (loss)	$6,314	$(4,144)	$209	$(15,338)

Earnings per share:
Basic:
Continuing operations	$0.33	$(0.23)	$0.01	$(0.83)
Discontinued operations	—	—	—	(0.01)
Basic net income (loss) per share	$0.33	$(0.23)	$0.01	$(0.84)
Diluted:
Continuing operations	$0.32	$(0.23)	$0.01	$(0.83)
Discontinued operations	—	—	—	(0.01)
Diluted net income (loss) per share	$0.32	$(0.23)	$0.01	$(0.84)
Weighted-average shares outstanding:
Basic	19,183	18,375	18,834	18,070
Diluted	19,737	18,375	19,442	18,070

EBITDA	$3,372	$(1,412)	$3,909	$(8,044)

* See definition and reconciliation on following page.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net cash provided by (used in):
Operating activities - continuing operations	$3,333	$(679)	$7,197	$(5,996)
Operating activities - discontinued operations	—	—	—	76
Operating activities	3,333	(679)	7,197	(5,920)
Investing activities	9,862	(5,151)	2,781	(16,489)
Financing activities	(12,932)	—	(12,751)	4,092
Net change in cash	$263	$(5,830)	$(2,773)	$(18,317)

Reconciliation of Income (loss) from Continuing Operations to EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Income (loss) from continuing operations	$6,314	$(4,144)	$209	$(15,080)
Interest expense (income), net	179	241	730	400
Provision for (benefit from) income taxes	—	3	69	45
Gain on sale of real estate	(6,125)	—	(6,125)	—
Depreciation and amortization expense	3,004	2,488	9,026	6,849
EBITDA	3,372	(1,412)	3,909	(7,786)
Share-based compensation expense	336	488	1,864	1,597
Adjusted EBITDA	$3,708	$(924)	$5,773	$(6,189)

EBITDA represents net loss before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except share and per share data)	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash	$8,721	$11,494
Accounts receivable	2,358	2,310
Prepaid expenses and other current assets	2,043	2,443
Total current assets	13,122	16,247
Building and land, net	24,653	22,681
Media library, software and equipment, net	39,084	36,921
Goodwill	17,289	17,289
Investments and other assets	12,647	13,034
Total assets	$106,795	$106,172
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$8,385	$10,594
Deferred revenue	12,556	8,025
Total current liabilities	20,941	18,619
Long-term debt and other liabilities, net	12,127	18,433
Deferred taxes	276	206
Total liabilities	33,344	37,258
Total equity	73,451	68,914
Total liabilities and equity	$106,795	$106,172